Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

AAC Holdings, Inc.

Brentwood, Tennessee

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2017, relating to the consolidated financial statements of AAC Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

Nashville, Tennessee

May 17, 2017